Exhibit 99.B(d)(2)

Form of Schedule B
to the
Investment Advisory Agreement
dated December 16, 1994
as amended and restated on December 10, 2003, March 8, 2006, December 7, 2006, March
14, 2007, August 3, 2007, March 25, 2009, June 25, 2009,
December 9, 2009, February 16, 2010, December 6, 2011, March 28, 2012, August 7, 2014,
September 15, 2014, December 9, 2014, June 22, 2015 and              , 2016
between
SEI Institutional Managed Trust
and
SEI Investments Management Corporation
(formerly, SEI Financial Management Corporation)

Effective as of March 31, 2016, this Schedule B supersedes Schedule A to the Investment Advisory Agreement between SEI Institutional Managed Trust and SEI Financial Management Corporation (now SEI Investments Management Corporation) dated December 16, 1994.

Pursuant to Article 4, the Trust shall pay the Adviser compensation at an annual rate as follows:

Large Cap Fund	0.39%
Large Cap Value Fund	0.35%
Large Cap Growth Fund	0.40%
Tax-Managed Large Cap Fund	0.40%
Small Cap Fund	0.65%
Small Cap Value Fund	0.65%
Small Cap Growth Fund	0.65%
Tax-Managed Small/Mid Cap Fund	0.65%
Mid-Cap Fund	0.40%
Core Fixed Income Fund	0.275%
U.S. Fixed Income Fund	0.275%
High Yield Bond Fund	0.4875%
Real Estate Fund	0.65%
U.S. Managed Volatility Fund	0.65%
Enhanced Income Fund	0.40%
Global Managed Volatility Fund	0.65%
Real Return Fund	0.22%
Tax-Managed Managed Volatility Fund	0.65%
S&P 500 Index Fund	0.03%
Multi-Strategy Alternative Fund	1.50%
Long/Short Alternative Fund	0.80%
Multi-Asset Accumulation Fund (inclusive of CFC)	0.75%
Multi-Asset Income Fund	0.60%
Multi-Asset Inflation Managed Fund (inclusive of CFC)	0.55%
Multi-Asset Capital Stability Fund	0.40%
Dynamic Asset Allocation Fund	0.60%
Conservative Income Fund	0.10%
Tax-Free Conservative Income Fund	0.10%

SEI Institutional Managed Trust	SEI Investments Management Corporation

By:	By:

Name:	Name:

Position:	Position: